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                                                                     Exhibit 2.2


                                 TCI MUSIC, INC.

                           CERTIFICATE OF DESIGNATIONS

                               ------------------

                      SETTING FORTH A COPY OF A RESOLUTION
                      CREATING AND AUTHORIZING THE ISSUANCE
                    OF A SERIES OF PREFERRED STOCK DESIGNATED
                    AS "SERIES A CONVERTIBLE PREFERRED STOCK"
                        ADOPTED BY THE BOARD OF DIRECTORS
                               OF TCI MUSIC, INC.

                              --------------------


         The undersigned, President and Secretary, respectively, of TCI Music, Inc., a Delaware corporation (the "Corporation"), hereby certify that the Board of Directors duly adopted the following resolutions creating a series of preferred stock designated as "Series A Convertible Preferred Stock":

         "BE IT RESOLVED that, pursuant to authority expressly granted by the provisions of the Certificate of Incorporation of this Corporation, the Board of Directors hereby creates and authorizes the issuance of a series of preferred stock, par value $.01 per share, of this Corporation, to consist of __________ shares, and hereby fixes the designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the designations, preferences and relative, participating, limitations or restrictions thereof set forth in the Certificate of Incorporation that are applicable to preferred stock of all series or to all stock) as follows:

         1. DESIGNATION. The designation of the series of preferred stock, par value $.01 per share, of this Corporation authorized hereby is "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock").

         2. CERTAIN DEFINITIONS. Unless the context otherwise requires, the terms defined in this Section 2 shall have the meanings herein specified:




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         BOARD OF DIRECTORS: The Board of Directors of this Corporation and any authorized committee thereof.

         BUSINESS DAY: Any day other than a Saturday, a Sunday or a day on which banking Iinstitutions in Denver, Colorado are required or authorized to be closed.

         CAPITAL STOCK: Any and all shares, interests, participations or other equivalents (however designated) of corporate stock of this Corporation.

         CLOSING PRICE: For any security on any Business Day, (a) the last reported sale price, regular way, of such security (or, if no reported sale takes place on that day, the average of the reported closing bid and asked prices, regular way) on the composite tape, or if such security is not quoted on the composite tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such security is listed or admitted to trading, (b) if such security is not listed or admitted to trading on any such exchange, the last reported sale price (or the average of the quoted closing bid and asked prices if there were no reported sales) as reported by NASDAQ or any comparable system, or (c) if such security is not quoted on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by this Corporation.

         COMMON STOCK: The Series A Common Stock and Series B Common Stock.

         CONVERSION RATE: As defined in Section 5(b).

         CONVERTIBLE SECURITIES: Securities of this Corporation, other than the Series B Common Stock, that are convertible into Series A Common Stock.

         DEBT INSTRUMENT: Any bond, debenture, note, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the Issue Date or thereafter created, incurred, assumed or guaranteed.

         DEEMED LIQUIDATION EVENT: As defined in Section 4.

         INDEBTEDNESS: Any (a) liability, contingent or otherwise, of this Corporation (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of this Corporation or only to a portion thereof),
(ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (iii) for the payment of money relating to an obligation under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (b) liabilities of others described in the preceding clause (a) which this Corporation has guaranteed or which is otherwise its legal liability; (c) obligations secured by a mortgage, pledge, lien, charge or other encumbrance

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to which the property or assets of this Corporation are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be this Corporation's legal liability; and (d) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b) and (c) above.

         ISSUE DATE: The date on which any shares of the Series A Convertible Preferred Stock are first issued or first deemed to have been issued.

         JUNIOR SECURITIES: All shares of Common Stock and any other class or series of stock of this Corporation authorized after the Issue Date except Parity Securities and Senior Securities.

         LIQUIDATION VALUE: For each Share of the Series A Convertible Preferred Stock, the sum of $ [three times the Purchase Price Benchmark], increased on each anniversary of the Issue Date by an amount equal to the product of that sum (as previously increased) and the greater of (a) the percentage increase, if any, in the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average, All Items, as published by the U.S. Department of Labor, Bureau of Labor Statistics (or any similar successor index), from the last day of the calendar month immediately preceding the Issue Date (or if the Issue Date is the last day of a calendar month, the Issue Date) or from the last day of the calendar month immediately preceding the previous anniversary of the Issue Date (or if the Issue Date is the last day of a calendar month, the previous anniversary of the Issue Date), as applicable, in any event not to exceed 5% in any year, and (b) 3%.

         MARKET PRICE: For any Capital Stock, as of any date of determination, the average of the daily Closing Prices of such stock for 10 consecutive Business Days ending on the Business Day immediately before the date of determination if there is a public market for such stock, and if there is no public market for such stock, any other method of determining the market price of such stock as the Board of Directors shall from time to time deem to be fair. The Market Price of any Capital Stock shall be appropriately adjusted to reflect the effects of any stock dividend, stock split, reclassification or combination affecting such Capital Stock, the record date, ex-dividend date or similar date of which occurs during the period in which the Market Price is to be determined.

         NASDAQ: The National Association of Securities Dealers Automated Quotation System.

         PARITY SECURITIES: Any class or series of stock of this Corporation authorized after the Issue Date that is entitled to receive payment of dividends on a parity with the Series A Convertible Preferred Stock or is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of this Corporation on a parity with the Series A Convertible Preferred Stock.

         PERSON: Any human being or any corporation, limited liability company, partnership, trust, association, government or other entity.


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         PURCHASE PRICE BENCHMARK: $_________ [(i.e., the average of the averages of the closing bid and asked prices of one share of Series A Common Stock for a period of 20 consecutive Business Days ending on the third Business Day prior to the Issue Date)]. The Purchase Price Benchmark will be appropriately adjusted to reflect the effects of any stock dividend, stock split, reclassification or combination affecting the Series A Common Stock, the record date, ex-dividend date or similar date of which occurs during the period in which the Purchase Price Benchmark initially is to be determined and, after such initial determination, will similarly be adjusted to reflect the effects of any stock dividend, stock split, reclassification or combination affecting the Series A Common Stock.

         REDEMPTION DATE: As to any Share, the date fixed for redemption of such Share as specified in the notice of redemption given in accordance with Section 6(c), PROVIDED that if the Redemption Price is not actually paid, or consideration sufficient for the payment thereof set apart solely for such purpose, on such date then the Redemption Date shall be the date on which such Redemption Price is fully paid or consideration sufficient for the payment thereof set apart solely for such purpose.

         SENIOR SECURITIES: Any class or series of stock of this Corporation authorized after the Issue Date ranking senior to the Series A Convertible Preferred Stock in respect of the right to receive payment of dividends prior to the Series A Convertible Preferred Stock or the right to receive assets upon liquidation, dissolution or winding up of the affairs of this Corporation prior to the Series A Convertible Preferred Stock.

         SERIES A COMMON STOCK: The Series A Common Stock of this Corporation and any Capital Stock of any class or series into which the Series A Common Stock may be changed.

         SERIES B COMMON STOCK: The Series B Common Stock of this Corporation and any Capital Stock of any class or series into which the Series B Common Stock may be changed.

         SHARE: As defined in Section 3(a).

         VOTING STOCK: With respect to this Corporation, Capital Stock having general voting power under ordinary circumstances to elect directors of this Corporation, but not including any Capital Stock that has or would have such voting power solely by reason of the happening of any contingency.

         3. DIVIDENDS.

         (a) Subject to the rights of holders of Senior Securities and to any prohibition or restriction set forth in any security or Debt Instrument, the holders of Series A Convertible Preferred Stock shall be entitled to receive cash dividends from time to time on each share of Series A Convertible Preferred Stock (hereinafter referred to as a "Share"), payable solely out of funds legally available therefor, in an amount equal to the product of (i) the amount of the cash dividend declared



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on one share of Series A Common Stock or any other security into which the
Shares of Series A Convertible Preferred Stock is then convertible and (ii) the number of shares of Series A Common Stock or other security into which one Share of Series A Convertible Preferred Stock may be converted as of the date such dividend is declared. Such dividends shall be payable to holders of Series A Convertible Preferred Stock only if, as and when the Board of Directors declares cash dividends (and not dividends payable in other property) on Series A Common Stock. Dividends shall be payable to the holders of record of Series A Convertible Preferred Stock as of the record date for the determination of Series A Common Stock entitled to receive such cash dividends and shall be payable on the date established by this Corporation for the payment of such dividends to holders of Series A Common Stock.

         (b) If this Corporation is prohibited or restricted from paying the full dividends which have been declared to holders of the Series A Convertible Preferred Stock and any Parity Securities pursuant to applicable law or the terms of any security or Debt Instrument, the amount available for such payment pursuant to applicable law and which is not restricted by the terms of any security or Debt Instrument shall be distributed among the holders of the Series A Convertible Preferred Stock and any Parity Securities ratably in proportion to the full amounts to which they otherwise would be entitled.

         4. LIQUIDATION. Upon any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, subject to the prior payment in full of amounts to which any Senior Securities are entitled, the holders of Series A Convertible Preferred Stock shall be entitled to be paid an amount in cash equal to the aggregate Liquidation Value at the date fixed for liquidation of all Shares outstanding before any distribution or payment is made upon any Junior Securities, which payment shall be made PARI PASSU with any such payment made to the holders of any Parity Securities. The holders of Series A Convertible Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of this Corporation after receiving the Liquidation Value per Share. If upon such liquidation, dissolution or winding up the assets of this Corporation to be distributed among the holders of Series A Convertible Preferred Stock and to holders of Parity Securities are insufficient to permit payment in full to such holders of the aggregate amounts which they are entitled to be paid, then the entire assets of this Corporation to be distributed to such holders shall be distributed ratably among them based upon the amounts to which the Shares of Series A Convertible Preferred Stock and such Parity Securities otherwise would be entitled. Any (a) sale or other transfer by this Corporation of all or substantially all of its assets and (b) consolidation, merger or other transaction or series of transactions in which the Persons that are stockholders of this Corporation immediately prior to such transaction or series of transactions do not retain Voting Stock representing at least 50% of the total voting power of all Voting Stock of this Corporation outstanding immediately after such transaction or series of transactions (any such sale, transfer, consolidation, merger or other transaction or series of transactions described in the foregoing clauses (a) or
(b) being referred to as a "Deemed Liquidation Event"), shall be deemed to be a liquidation, dissolution or winding up of this Corporation for purposes of this
Section 4 occurring on the date such Deemed Liquidation Event is consummated. This Corporation shall mail written notice of any liquidation, dissolution or winding up (including any Deemed Liquidation

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Event) to each record holder of Series A Convertible Preferred Stock not less than 20 days (or 10 days in the case of a Deemed Liquidation Event that is a tender offer) prior to the payment date stated in such written notice. Holders of Series A Convertible Preferred Stock shall have the right to convert their Shares to Series A Common Stock pursuant to Section 5 at any time prior to the close of business on the Business Day immediately preceding the date of liquidation or dissolution (or the date of consummation of any Deemed Liquidation Event).

         5. CONVERSION.

         (a) Subject to the provisions of Section 6 hereof, each Share of Series A Convertible Preferred Stock may be converted by the holder thereof at any time in whole or in part (but if in part, in amounts not less than 100 Shares or any whole multiple thereof) at such time, in such manner and upon such terms and conditions as are provided in this Section 5 into fully paid and non-assessable shares of Series A Common Stock at the Conversion Rate (as defined below). In the case of Shares called for redemption by this Corporation pursuant to Section 6(a), the conversion right provided by this Section 5 shall terminate at the close of business on the Business Day immediately preceding the applicable Redemption Date. In the case of Shares required to be redeemed pursuant to
Section 6(b), the conversion right provided by this Section 5 shall terminate immediately upon receipt by this Corporation of a notice given pursuant to such Section. In case cash, securities or property other than Series A Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Series A Common Stock in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities. Whenever this Section 5 refers to the number of shares of Series A Common Stock outstanding, such number shall include any shares of such stock issuable upon exercise of rights or warrants or upon conversion of Convertible Securities.

         (b) Subject to the provisions for adjustment hereinafter set forth in this Section 5, the Series A Convertible Preferred Stock may be converted into Series A Common Stock at the initial conversion rate of three fully paid and non-assessable shares of Series A Common Stock for one share of the Series A Convertible Preferred Stock. This conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section is hereinafter referred to as the "Conversion Rate."

         (c) In case this Corporation shall (i) pay a dividend or make a distribution on its outstanding shares of Series A Common Stock in shares of its Capital Stock, (ii) subdivide the then outstanding shares of Series A Common Stock into a greater number of shares of Series A Common Stock, (iii) combine the then outstanding shares of Series A Common Stock into a smaller number of shares of Series A Common Stock, or (iv) issue by reclassification of its shares of Series A Common Stock any shares of any other class of Capital Stock of this Corporation (including any such reclassification in connection with a merger in which this Corporation is the surviving corporation), then the Conversation Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Series A

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Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Capital Stock of this Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Series A Convertible Preferred Stock been converted immediately prior to such time. An adjustment made pursuant to this Section 5(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 5(c) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made each time any action listed above is taken.

         (d) In case this Corporation issues any Series A Common Stock or rights or warrants to subscribe for or purchase shares of Series A Common Stock or Convertible Securities ("Additional Securities") for consideration per share of Series A Common Stock (including, in the case of Convertible Securities, the aggregate amount of any additional consideration payable upon conversion or exercise thereof, determined as provided below) less than the then current Market Price per share of Series A Common Stock, the number of shares of Series A Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Series A Common Stock into which such Share was convertible immediately prior to the issuance of such Additional Securities by a fraction of which the numerator shall be the number of shares of Series A Common Stock outstanding prior to such issuance plus the number of additional shares of Series A Common Stock offered for subscription or purchase (or into which the Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Series A Common Stock outstanding immediately prior to the issuance of such Additional Securities plus the number of shares of Series A Common Stock which the aggregate consideration received in respect of the total number of shares of Series A Common Stock so offered (plus the aggregate amount of any additional consideration payable upon conversion or exercise of the Convertible Securities so offered) would purchase at the then current Market Price per share of Series A Common Stock.

         In case of the issuance (otherwise than upon conversion of shares of Capital Stock of this Corporation) of additional shares of Series A Common Stock or Convertible Securities for consideration that consists in whole or in part of property other than cash, the amount of the consideration other than cash received by this Corporation for such shares shall be deemed to be the value of such consideration as determined by the Board of Directors, whose determination shall be conclusive. In case of the issuance by this Corporation of any rights to subscribe for or to purchase shares of Series A Common Stock or Convertible Securities, all shares of Series A Common Stock or Convertible Securities to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights shall be deemed outstanding as of the date of the offering of such rights, and the minimum aggregate consideration named in such rights for the shares of Series A Common Stock or Convertible Securities covered thereby, plus the consideration, if any, received by this Corporation for such rights shall be deemed to be the aggregate consideration received by this Corporation as of the date of the offering of such rights for the issuance of such shares. In case of the issuance by this Corporation of Convertible Securities, all shares of Series A Common Stock

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issuable upon the conversion or exchange of such Convertible Securities shall be deemed issued as of the date such Convertible Securities are issued, and the amount of the aggregate consideration received by this Corporation for such additional shares of Series A Common Stock shall be deemed to be the total of
(x) the amount of consideration received by this Corporation upon the issuance of such Convertible Securities, plus (y) the minimum aggregate consideration, if any, other than such Convertible Securities, payable to this Corporation upon such conversion or exchange. On the expiration of any such rights or warrants to purchase Series A Common Stock or the termination of any right of conversion which is the subject of an adjustment hereunder (or upon any change in the number of shares of Series A Common Stock issuable upon such exercise or conversion) the Conversion Rate then in effect shall be readjusted to such Conversion Rate as would have been in effect had the adjustments made upon the issuance of such rights, warrants or Convertible Securities been made upon the basis only of issuance of the number of shares of Series A Common Stock actually issued or to be issued upon the exercise of such rights or warrants or conversion of such Convertible Securities.

         (e) In case this Corporation shall distribute to all holders of shares of Series A Common Stock (including any such distribution made in connection with a merger in which this Corporation is the surviving corporation, other than a merger to which Section 5(g) is applicable) any evidences of its indebtedness or assets (other than cash dividends, Capital Stock or rights to acquire Capital Stock), then in each such case the number of shares of Series A Common Stock into which each Share of Series A Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series A Common Stock into which such Share was convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction of which the numerator shall be the then current Market Price per share of Series A Common Stock on such record date and of which the denominator shall be the then current Market Price per share of Series A Common Stock less the value on such record date (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Series A Common Stock. Such adjustment shall be made each time any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

         (f) For the purpose of any determination of value to be made by the Board of Directors hereunder, the Board of Directors shall specify in reasonable detail the results of and basis for such determination in the notice delivered pursuant to Section 5(h).

         (g) In case of any reclassification or change in the Series A Common Stock (other than any reclassification or change referred to in Section 5(c) and other than a change in par value) or in case of any consolidation of this Corporation with any other Person or any merger of this Corporation into another Person or of another Person into this Corporation (other than (i) a merger in which this Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which Section 5(c) is applicable) in the outstanding Series A Common Stock or (ii) a Deemed Liquidation



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Event), this Corporation (or its successor in such consolidation or merger)
shall make appropriate provision so that each holder of a Share of Series A Convertible Preferred Stock shall have the right thereafter to convert such Share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such reclassification, change, consolidation or merger if such holder had converted such Share into Series A Common Stock immediately prior to the effective date of such reclassification, change, consolidation, merger (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share of Series A Common Stock the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Series A Convertible Preferred Stock shall have no other conversion rights under these provisions; PROVIDED, that effective provision shall be made in the constituent and governing documents of the resulting or surviving Person or otherwise so that the provisions set forth herein for the protection of the conversion rights of the Series A Convertible Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series A Convertible Preferred Stock remaining outstanding or other convertible preferred stock or other Convertible Securities received by the holders of Series A Convertible Preferred Stock in place thereof; and PROVIDED FURTHER, that any such resulting or surviving Person or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or other property as the holders of the Series A Convertible Preferred Stock remaining outstanding, or other convertible preferred stock or other Convertible Securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

         (h) Whenever the Conversion Rate shall be adjusted or any other event affecting the conversion rights of the holders of Series A Convertible Preferred Stock shall occur as provided in Sections 5(c), (d), (e) or (g), this Corporation shall promptly cause a notice to be mailed to the holders of record of the Series A Convertible Preferred Stock describing the nature of the event requiring such adjustment, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Series A Convertible Preferred Stock shall be convertible after such event. Such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Section 5(j).

         (i) This Corporation may, but shall not be required to, adjust the Conversion Rate if such adjustment would require an increase or decrease of less than 1% in such Conversion Rate; PROVIDED, however, that any adjustments which by reason of this Section 5(i) are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. In any case in which this Section 5(i) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Series A Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series A Common Stock or other Capital Stock issuable upon such conversion by reason of the adjustment


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required by such event over and above the shares of Series A Common Stock or other Capital Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional share to which such holder is entitled pursuant to Section 5(n); PROVIDED, however, that if requested by such holder, this Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Series A Common Stock or other Capital Stock, and such cash, upon the occurrence of the event requiring such adjustment.

         (j) If at any time:

                  (i) this Corporation takes any action which would require an adjustment in the Conversion Rate pursuant to this Section 5;

                  (ii) there occurs any capital reorganization or reclassification of the Series A Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of this Corporation is required, or any sale or other transfer of all or substantially all of the assets of the Corporation, or a tender offer for shares of Series A Common Stock constituting at least a majority of the total voting power represented by the outstanding shares of Series A Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Series A Common Stock; or

                  (iii) there is a voluntary or involuntary dissolution, liquidation or winding up of this Corporation;

then this Corporation shall give written notice, in the manner provided in
Section 6(c) hereof, to the holders of the Series A Convertible Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least 20 days (or 10 days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Series A Common Stock of record shall be entitled to exchange their shares of Series A Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, tender offer, dissolution, liquidation or winding up; PROVIDED, however, that any notice required by any event described in clause (ii) of this
Section 5(j) shall be given in the manner and at the time that such notice is given to the holders of Series A Common Stock. Without limiting the obligations of this Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this Section 5(j) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.


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         (k) Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into Series A Common Stock, such holder shall surrender the certificate or certificates for such Series A Convertible Preferred Stock at the office of this Corporation or at the office of the transfer agent for the Series A Convertible Preferred Stock, which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to this Corporation or in blank or accompanied by proper instruments of transfer to this Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to this Corporation), and shall given written notice to this Corporation at said office that it elects to convert all or a part of the Shares represented by said certificate or certificates in accordance with the terms of this Section 5, and shall state in writing therein the name or names in which such holder wishes the certificates for Series A Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series A Convertible Preferred Stock and the Corporation, whereby the holder of such Series A Convertible Preferred Stock shall be deemed to subscribe for the amount of Series A Common Stock which such holder shall be entitled to receive upon conversion of the number of Shares of Series A Convertible Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Series A Convertible Preferred Stock to be converted, and thereby this Corporation shall be deemed to agree that the surrender of the Shares of Series A Convertible Preferred Stock to be converted shall constitute full payment of such subscription for Series A Common Stock to be issued upon such conversion. This Corporation shall as soon as practicable after such deposit of a certificate or certificates for Series A Convertible Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of this Corporation or of said transfer agent to the person for whose account such Series A Convertible Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of full shares of Series A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Series A Convertible Preferred Stock are converted only in part, this Corporation shall issue and deliver to the holder, or to his nominee(s), without charge therefor, a new certificate or certificates representing the unconverted Shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Series A Convertible Preferred Stock to be converted, and the Person or Persons entitled to receive the Series A Common Stock issuable upon conversion of such Series A Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Series A Common Stock on such date.

         The issuance of certificates for shares of Series A Common Stock upon conversion of shares of Series A Convertible Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance, PROVIDED, however, if any such certificate is to be issued in a name other than that of the registered holder of the share or shares of Series A Convertible Preferred Stock converted, the Person or Persons requesting the issuance thereof shall pay to this Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of this Corporation that such tax has been paid.

         This Corporation shall not be required to convert any shares of Series A Convertible Preferred Stock, and no surrender of Series A Convertible Preferred Stock shall be effective for that purpose, while the stock transfer books of this Corporation are closed for any purpose. The surrender of Series A Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Series A Convertible Preferred Stock was surrendered.

         (l) This Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Series A Convertible Preferred Stock, such number of shares of Series A Common Stock as shall be issuable upon the conversion of all outstanding Shares, PROVIDED that nothing contained herein shall be construed to preclude this Corporation from satisfying its obligations in respect of the conversion of Shares of Series A Convertible Preferred Stock by delivery of shares of Series A Common Stock which are held in the treasury of this Corporation. This Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series A Common Stock issuable upon conversion of Shares of Series A Convertible Preferred Stock at the Conversion Rate in effect from time to time shall, upon issue, be duly and validly authorized and issued, fully paid and non-assessable and free of any preemptive or similar rights.

         (m) All Shares of Series A Convertible Preferred Stock received by this Corporation upon conversion thereof into Series A Common Stock shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Series A Convertible Preferred Stock.

         (n) This Corporation shall not be required to issue fractional shares of Series A Common Stock or scrip upon conversion of the Series A Convertible Preferred Stock. As to any fraction of a share of Series A Common Stock which a holder of one or more Shares otherwise would be entitled to receive upon conversion of such Shares, this Corporation shall pay cash in respect of such fraction in an amount equal to the same fraction of the Market Price per share of Series A Common Stock as of the date notice of conversion of such Shares is received by this Corporation.

         (o) Anything herein to the contrary notwithstanding, no adjustment shall be made in respect of shares of Series A Common Stock issued (or issuable upon exercise of options, warrants or other rights to acquire Series A Common Stock or upon exercise or conversion of Convertible Securities) to officers, directors, employees or agents of this Corporation or its subsidiaries under plans or arrangements approved by the Board of Directors.

         6. REDEMPTION.


         (a) All or any portion of the Shares of Series A Convertible Preferred Stock may be redeemed out of funds legally available therefor, at the option of this Corporation exercised by giving written notice as prescribed by Section 6(c), (i) during the 30-day periods immediately following the fourth, sixth and eighth anniversaries of the Issue Date, (ii) at any time after the Closing Price of the Series A Common Stock equals or exceeds 125% of the Purchase Price Benchmark for a period of at least 30 consecutive Business Days, and (iii) at any time after the tenth anniversary of the Issue Date, in each case at the Liquidation Value per Share as of the applicable Redemption Date. If only a portion of the outstanding Shares are redeemed, the Shares to be redeemed shall be redeemed ratably among all holders of Series A Convertible Preferred Stock.

         (b) Subject to the rights of the holders of Senior Securities and to any prohibition or restriction set forth in any security or Debt Instrument, each holder of Series A Convertible Preferred Stock may require this Corporation to redeem, out of funds legally available therefor, all or any portion of the outstanding Shares of Series A Convertible Preferred Stock held by it at any time after the tenth anniversary of the Issue Date at the Liquidation Value per Share as of the applicable Redemption Date by giving written notice to this Corporation stating the number of Shares such holder elects to have this Corporation redeem. This Corporation shall redeem, out of funds legally available therefor, the Shares so requested to be redeemed within 30 days following this Corporation's receipt of such notice. If the funds of this Corporation legally available for redemption of Shares are insufficient to redeem the total number of Shares required to be redeemed pursuant to this
Section 6(b), those funds which are legally available for redemption of such Shares shall be used to redeem the maximum possible number of such Shares ratably among the holders that have required Shares to be redeemed and any Parity Securities that are required by their terms to be redeemed. At any time thereafter when additional funds of this Corporation are legally available for such purpose, such funds shall immediately be used to redeem the Shares this Corporation failed to redeem on such Redemption Date until the balance of such Shares are redeemed.

         (c) Notice of any redemption pursuant to this Section 6 shall be mailed, first class, postage prepaid, not less than 20 days (or 10 days in the case of a redemption pursuant to Section 6(b)) nor more than 60 days prior to the Redemption Date, to the holders of record of the shares of Series A Convertible Preferred Stock to be redeemed, at their respective addresses as the same appear upon the books of this Corporation or are supplied by them in writing to this Corporation for the purpose of such notice. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series A Convertible Preferred Stock. Such notice shall set forth the Liquidation Value, the Redemption Date, the number of Shares to be redeemed and the place at which the Shares called for redemption shall, upon presentation and surrender of the stock certificates evidencing such Shares, be redeemed.

         (d) If notice of any redemption by this Corporation pursuant to this
Section 6 shall have been mailed as provided in Section 6(c) and if on or before the Redemption Date specified in such notice the consideration necessary for such redemption shall have been set apart so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the Shares called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such Shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof. Nothing in this Section 6(d) shall affect the rights of holders of Series A Convertible Preferred Stock to convert such Shares into Series A Common Stock in accordance with the provisions of Section 5.

         (e) All Shares of Series A Convertible Preferred Stock redeemed, retired, purchased or otherwise acquired by this Corporation shall be retired and shall be restored to the status of authorized and unissued shares and may be reissued as part of another series of the preferred stock of this Corporation, but such shares shall not be reissued as Series A Convertible Preferred Stock.

         (f) If this Corporation shall fail to redeem on a Redemption Date pursuant to Section 6(b) all Shares of Series A Convertible Preferred Stock required by the holders thereof to be redeemed on such date, this Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Parity Securities (except pro rata with any Series A Convertible Preferred Stock redeemed) or Junior Securities, until all outstanding shares of Series A Convertible Preferred Stock and Parity Securities are redeemed, and shall not purchase or otherwise acquire any Shares of Series A Convertible Preferred Stock, Parity Securities or Junior Securities. Nothing contained in this Section 6(f) shall prevent the purchase or acquisition (i) of Shares of Series A Convertible Preferred Stock and Parity Securities pursuant to a purchase or exchange offer or offers made to holders of all outstanding Shares of Series A Convertible Preferred Stock and Parity Securities, PROVIDED that (A) as to holders of all outstanding Shares of Series A Convertible Preferred Stock, the terms of the purchase or exchange offer for all such Shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Securities, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among holders of all outstanding Shares of Series A Convertible Preferred Stock and Parity Securities, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the Shares of Series A Convertible Preferred Stock and each series or class of Parity Securities, or (ii) of shares of Series A Convertible Preferred Stock, Parity Securities or Junior Securities in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Securities. The provisions of this Section 6(f) are for the benefit of holders of Series A Convertible Preferred Stock and Parity Securities and accordingly, at any time when there are no Parity Securities outstanding, the provisions of this Section 6(f) shall not restrict any redemption by this Corporation of Shares held by any holder.

         7. VOTING RIGHTS. The holders of the Series A Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Series A Common Stock. Each Share shall entitle the registered holder thereof to a number of votes equal to the number of shares of Series A Common Stock into which such Share is convertible as of the record date for the matter to be voted upon. Holders of Series A Convertible Preferred Stock shall vote together with holders of Series A Common Stock and shall not be entitled to vote as a class except as otherwise required by law or this Corporation's Certificate of Incorporation.

         8. AMENDMENT. No amendment or modification of the designation, rights, preferences, and limitations of the Shares set forth herein shall be binding or effective without the prior consent of the holders of record of Shares representing a majority of the voting power of all Shares outstanding at the time such action is taken.

         9. NO PREEMPTIVE RIGHTS. Holders of Series A Convertible Preferred Stock shall not have any preemptive right to purchase or subscribe for any class or series of securities issued by this Corporation after the Issue Date.

         10. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to holders of Series A Convertible Preferred Stock, the Shares of Series A Convertible Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these resolutions (as such resolutions may, subject to Section 8, be amended from time to time) and in the Certificate of Incorporation of this Corporation.

         11. HEADINGS. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         FURTHER RESOLVED that the appropriate officers of this Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware."




                                             -----------------------------------
                                             President


ATTEST:




------------------------------------
             Secretary